Exhibit 2. Collateral Pledge Agreement, dated as of June 7, 2007, between Alvin E. Kite, Jr. and the Bank

PLEDGE AGREEMENT

(PARTNERSHIP UNITS)

The undersigned, ALVIN E. KITE, JR., a resident of the State of Indiana (the “Pledgor”), hereby transfers, assigns, delivers, sets over, hypothecates and pledges to the Bank, and grants to the Bank a security interest in:

a.            Eight Hundred Five Thousand Eight Hundred Ninety-One (805,891) partnership units owned by the Pledgor of Kite Realty Group, L.P., a Delaware limited partnership (“KRGLP”), each such unit representing a limited partnership interest in KRGLP pursuant to and as provided in that certain Amended and Restated Agreement of Limited Partnership of Kite Realty Group, L.P., dated as of August 16, 2004, as amended (the “Partnership Agreement”) (collectively, the “Units”);

b.            All certificates representing the Units and all cash, securities, dividends, distributions, interest and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for or redeemed for any or all of the Units;

c.            All ownership interests hereafter delivered to the Pledgor in substitution for all certificates and instruments representing or evidencing such ownership interests, together with the interest coupons (if any) attached thereto, and all cash, securities, interests, dividends, distributions and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

d.            All shares of beneficial interests (or other comparable equity interest) of Kite Realty Group Trust, a Maryland real estate investment trust (“Kite Realty”), for which the Units are redeemed (the “Stock”);

e.            All certificates representing the Stock and all cash, securities, dividends, distributions, interest and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Stock;

f.             All additional shares of common stock, beneficial interest (or other comparable equity interest), debt obligations or securities of Kite Realty at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for all or any of the Stock or such additional shares, beneficial interests (or other comparable equity interests), debt obligations or securities and the certificates representing such additional shares, beneficial interests (or other comparable equity interests), debt obligations or securities and all cash, securities, dividends or other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for all or any of the Stock or such additional shares, beneficial interests (or other comparable equity interests), debt obligations or securities;

g.            All securities hereafter delivered to the Pledgor in substitution for any of the collateral described in subparagraphs (d) - (f), all certificates and instruments representing or evidencing such securities, together with the interest coupons (if any) attached thereto, and all cash, securities, interests, dividends, distributions and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and

h.            All “Proceeds” (as defined in the Indiana Uniform Commercial Code (I.C. § 26-1-9.1-102(a)(64))) of or from the foregoing, including, but not limited to, (i) any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any of the foregoing; (ii) any and all payments of any form whatsoever made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the foregoing by any governmental authority, or any person acting under color of a governmental authority; and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the foregoing;

(collectively, the “Collateral”) to secure the undertakings of the Pledgor herein and the prompt and complete performance of the Obligations (as hereinafter defined). For the purposes hereof, the following terms shall have the following meanings:

“Default Rate” shall have the meaning assigned to that term in the Loan Agreement.

“Event of Default” shall have the meaning assigned to that term in the Loan Agreement.

“Loan” means that certain Eight Million Three Hundred Forty-Five Thousand Dollar ($8,345,000) loan from Bank to Pledgor made pursuant to the Loan Agreement.

“Loan Agreement” means that certain Letter Loan Agreement from Bank to Pledgor, dated of even date herewith, and accepted by Pledgor of even date herewith, as amended or modified from time to time.

“Loan Documents” shall have the meaning assigned to that term in the Loan Agreement.

“Note” shall have the meaning assigned to that term in the Loan Agreement.

“Obligations” means all obligations of Pledgor to Bank of every type and description under the Loan and the Loan Documents, whether direct or indirect, absolute or contingent, now existing or hereafter arising.

1.            Covenants, Representations and Warranties. Upon the issuance of any Stock, the Pledgor shall deliver or cause to be delivered the original stock certificates and all other instruments or documents evidencing such Stock (the “Stock Certificates”), together with appropriate stock powers, endorsements and other appropriate instruments of assignment endorsed in blank. The Pledgor warrants to the Bank that: (a) Pledgor is the legal and beneficial owner of the Units and owns the Units free of all claims and liens other than the security interest granted hereunder; (b) Pledgor suffers under no legal incapacity; (c) Pledgor has the full right, power and authority to deliver, pledge, assign and transfer the Units to the Bank as provided herein; (d ) this pledge will not violate the proscriptions or require the consent, license, filing, report, permit, exemption, regulation or approval, of any governmental authority or other person or entity or violate any provision of law or any agreement, judgment, decree, order, instrument or indenture to which the Pledgor is a party or by which he or his assets are bound or result in the imposition of any lien on any of his assets; (e) all shares of the Units are fully paid and non-assessable and to Pledgor’s knowledge have been duly and validly issued; (f) to Pledgor’s knowledge, the Collateral has not been materially altered and all signatures thereon are genuine; (g) to Pledgor’s knowledge, there presently exists no state of facts which give rise (or which with notice or lapse of time or both would give rise) to any defenses, set offs, or counterclaims to the Pledgor’s obligations hereunder; (h) to Pledgor’s knowledge there exists no default by the KRGLP or Kite Realty under the Collateral; (i) to Pledgor’s knowledge, no insolvency proceedings have been instituted with respect to KRGLP or Kite Realty; (j) to Pledgor’s knowledge there has not occurred any event which with notice or lapse of time or both would constitute a default on the part of KRGLP or Kite Realty under the Collateral; (k) the Pledgor has executed no release, discharge, satisfaction or cancellation of any of the obligations evidenced by the Collateral; (l) the Pledgor has executed no release of any portion of the security described in the Collateral; (m) the Pledgor has executed no instrument of any kind assigning the Collateral or the liability of KRGLP or Kite Realty thereon, or with respect thereto, which remains in effect; (n) the Pledgor has done no act which impairs the validity of or the security of this Pledge Agreement; (o) Pledgor has delivered to Bank a true and complete copy of the Partnership Agreement, which Partnership Agreement, to Pledgor’s knowledge, is currently in full force and effect and has not been amended or modified, except as disclosed to Bank in writing; (p) Pledgor’s execution of this Pledge Agreement and the assignment effected hereby, to Pledgor’s knowledge, does not and will not violate the proscriptions or require the consent, license, filing, report, permit, exemption, regulation or approval of any governmental authority or violate any provision of law or violate or cause a breach of or default under the Partnership Agreement or any agreement, judgment, decree, order, mortgage, deed of trust, instrument or indenture to which Pledgor is a party, or by which he or his assets is/are bound, or, except as provided for herein, result in the imposition of any lien on the Collateral; and (q) there is no action, suit or proceeding pending or, to Pledgor’s knowledge, threatened against the Pledgor which might result in a material adverse change in the financial condition of the Pledgor.

2.            Voting; Dividends; Distributions. So long as there has occurred no Event of Default, the Bank shall not cause the record transfer of ownership of the Collateral to the Bank, and the Pledgor shall be entitled (a) to vote the Units, in person or by proxy, at any annual or special meetings of the partners of KRGLP; (b) to vote the Stock, in person or by proxy, at any annual or special meetings of the shareholders of Kite Realty; (c) to give consents, waivers and ratifications relative to the Collateral; and (d) to receive all payments and distributions under, or cash dividends distributed in respect of, the Collateral provided, however, that, after the occurrence and during the continuance of any Event of Default, all payments in respect of the Collateral shall be applied to the Obligations in such order or manner as the Bank shall determine. Further, all sums paid upon or in respect of the Collateral upon the liquidation or dissolution of KRGLP or Kite Realty shall be paid over to the Bank and applied to the Obligations and, in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or with respect to the Collateral, the property so distributed shall be paid over to the Bank and applied to the Obligations in each instance, or in such manner as the Bank shall determine. In the event that during the term of this Pledge Agreement, any stock dividend, reclassification, readjustment, combination, subdivision, or other change is made in the capital structure of KRGLP or Kite Realty or the Collateral, or any subscription, warrant or other option is exercisable with respect to the Collateral, as an addition to or in substitution or exchange for any Collateral, all new, substituted or additional securities issued to the Pledgor shall be tendered to and held by the Bank under the terms of this Pledge Agreement in the exact form received, with execution by the Pledgor, when necessary or appropriate, in blank of endorsements or undated stock powers. Notwithstanding anything to the contrary herein contained, no vote shall be cast or consent, waiver or ratification be given or action taken which would impair any rights of the holder of the Collateral under the Partnership Agreement or be inconsistent with or violate any provision of the Loan Documents.

3.            Rights of Bank. Bank may, from time to time, (a) without notice to the Pledgor, retain or obtain the primary or secondary liability of any party or parties, in addition to the Pledgor, with respect to any of the Obligations; (b) without notice to the Pledgor, extend or renew for any period (whether or not longer than the original period) or exchange any of the Obligations or release or compromise any liability of any party or parties primarily or secondarily liable thereon; (c) without notice to the Pledgor, release Bank's security interest in the Collateral or any other collateral securing the Obligations and permit any substitution or exchange for any such Collateral or any other collateral securing the Obligations, or, with the prior written consent of the Pledgor, pledge or assign Bank's security interest in the Collateral or any other collateral securing the Obligations; and (d) after an Event of Default, resort to the Collateral for the payment of any of the Obligations, whether or not Bank shall have resorted to any other property or shall have proceeded against any party primarily or secondarily liable on any of the Obligations. Upon the failure of the Pledgor to pay prior to delinquency any tax, lien or assessment against any of the Collateral, Bank, at its option, may pay any of the items and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. All amounts so paid by Bank shall be repaid or reimbursed immediately to the Bank by the Pledgor without demand, with interest thereon at the Default Rate, and, if not so paid, shall become a part of the Obligations. Notwithstanding the provisions immediately foregoing, the Pledgor shall have the right to contest the amount or validity of any such tax, lien or assessment, so long as it does so diligently and in good faith by appropriate proceedings which prevent foreclosure or execution.

4.            Covenants. The Pledgor covenants and agrees that from and after the date hereof and until the Obligations are fully, finally and irrevocably paid and performed:

a.             without the prior written consent of the Bank, the Pledgor will not, except as expressly provided in the last grammatical paragraph of Section 7 of the Loan Agreement, sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Collateral, nor will he create, incur or permit to exist any lien, security interest or encumbrance with respect to any of the Collateral, or any interest therein, except for the lien provided under this Pledge Agreement, and subject to the right of contest set forth in Paragraph 3, the Pledgor will take any action necessary to remove any such lien and will defend the right, title and interest of the Bank in and to the Collateral against the claims and demands of all persons;

b.             Pledgor will warrant and defend his ownership of the Collateral and the security interest created by this Pledge Agreement against all claims of all other persons (other than Bank and persons claiming through Bank) and will maintain and preserve the Collateral and such security interest;

c.             without the prior written consent of the Bank (which shall not be unreasonably withheld, conditioned or delayed), the Pledgor will not vote to enable KRGLP or Kite Realty to issue any stock or other securities of any nature in exchange or substitution for the Collateral;

d.             from time to time the Pledgor will, at the Pledgor’s expense, duly and promptly execute any and all further instruments and documents and take such further action as the Bank may reasonably deem desirable to obtain the full benefits of this Pledge Agreement, including, without limitation, the filing of any financing or continuation statements under any Uniform Commercial Code, and the Pledgor also hereby authorizes Bank to file any such financing statement or continuation statement on his behalf to the extent permitted by applicable law;

e.             whether before or after any Event of Default, the Pledgor shall hold all payments received upon liquidation or dissolution of KRGLP or Kite Realty or upon any distribution of any capital or property by KRGLP or Kite Realty in respect of the Collateral in trust for the Bank segregated from other funds of the Pledgor, and shall forthwith upon receipt by the Pledgor deliver the same to the Bank in the same form as received by the Pledgor, duly endorsed by the Pledgor to Bank, if required (any such payments received by the Bank shall be held by the Bank subject to the terms of this Pledge Agreement and shall not be applied to the Obligations except as permitted by Paragraph 6 hereof);

f.             after the occurrence of an Event of Default, the Pledgor shall hold all payments of every kind received under or in connection with any of the Collateral in trust for the Bank, segregated from other funds of the Pledgor, and shall forthwith upon receipt by the Pledgor deliver the same to the Bank in the same form as received by the Pledgor, duly endorsed by the Pledgor to the Bank, if required;

g.             subject to the right of contest provided in Paragraph 3, the Pledgor will pay prior to delinquency all taxes and assessments against any of the Collateral;

h.             the Pledgor will not consent to, or vote for, any modification or amendment to, or the termination, suspension or cancellation of the Partnership Agreement that impairs the Bank’s interest in the Collateral without the prior written approval of Bank; and

i.              The Pledgor shall cause KRGLP and Kite Realty to enter into an Acknowledgment and Consent in the form attached hereto as Exhibit A. The Pledgor shall cooperate with Bank in such actions undertaken or initiated by Bank as may be reasonably necessary under applicable law so that Bank has a first priority perfected security interest in the Collateral.

5.             Power of Attorney. The Pledgor hereby constitutes and appoints the Bank or any agent thereof, with full power of substitution, as his true and lawful attorney-in-fact with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in the Bank’s name, from time to time in the Bank’s discretion, for the purpose of carrying out the terms of this Pledge Agreement, subject to the terms hereof, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Pledge Agreement. The Pledgor hereby ratifies all that any such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Pledgor hereby grants to the Bank the power and right, on behalf of the Pledgor, without notice to or consent by the Pledgor, upon the occurrence and continuance of an Event of Default, (a) to ask, demand, collect, receive and give acquittances and receipts for any and all Proceeds and, in the name of the Pledgor or in its own name or otherwise; (b) to take possession of and endorse and collect any check, drafts, notes, acceptances or other instruments for the payment of Proceeds and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Bank for the purpose of collecting any and all such Proceeds whenever payable or for the purpose of protecting any right relative to the Collateral; (c) to pay or discharge taxes, assessments and liens levied or placed on or threatened against the Collateral; (d) to defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; (e) to settle, compromise, renew, extend or adjust the Obligations or any rights constituting a part of the Collateral or any suit, action or proceeding described above and, in connection therewith, to give such discharges and releases as the Bank may deem appropriate; (f) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Bank were the absolute owner thereof for all purposes, including, without limitation, the execution, in connection with the sale of any of the Collateral, of any endorsements, assignments or other instruments of conveyance or transfer as may be necessary or appropriate; (g) to request the redemption of the Units for the Stock as permitted by the Partnership Agreement; (h) to the extent not already registered, to request the registration of the Stock by Kite Realty under the Federal Securities Act of 1933, which registration, if agreed to and undertaken by Kite Realty, shall be at Pledgor’s expense; (i) to request that Kite Realty or KRGLP file a supplement to any S-3 Registration Statement (or the prospectus forming a part thereof) which has now been filed or may hereafter be filed with the Securities Exchange Commission in respect of the Stock so that Bank or its nominee may be a selling shareholder, which filing, if agreed to and/or undertaken by Kite Realty and/or KRGLP, shall be at Pledgor's expense; and (j) generally, to do, at Bank’s option and at the Pledgor’s expense, at any time, from time to time, all acts and things which Bank deems necessary to protect, preserve or realize upon the Collateral and the Bank’s security interest therein, in order to effect the intents and purposes of this Pledge Agreement, all as fully and effectively as the Pledgor might do. The powers conferred upon the Bank hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.

6.            Event of Default; Remedies. Upon the occurrence of an Event of Default, the Bank may, itself or through one or more nominees, at its option (a) declare the Obligations to be immediately due and payable, whereupon the Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind; (b) take any action described in Paragraph 5 hereof; (c) appropriate and apply toward the payment of the Obligations, and in such order of application as the Bank may from time to time elect, the Collateral or any Proceeds thereof; (d) cause the Collateral to be registered in the name of the Bank or its nominee or cause new certificates evidencing the Collateral to be issued; (e) if the Units have not been redeemed for the Stock, become a limited partner of KRGLP and/or exercise all voting and ownership rights in respect of the Units at any meeting of KRGLP; (f) if the Units have been redeemed for the Stock, exercise all voting and corporate rights in respect of the Stock at any meeting of Kite Realty; (g) exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any Collateral as if it were the absolute owner thereof, including, without limitation, the right to exchange at its discretion, any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of KRGLP or Kite Realty, as the case may be, or upon the exercise by KRGLP or Kite Realty, as the case may be, or the Bank of any right, privilege or option pertaining to any of the Collateral and, in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by the Bank; (h) sell, lease, assign, give options to purchase or sell or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels or lots at public or private sale or sales, at any exchange, broker’s board or at any of the Bank’s offices or elsewhere upon such terms and conditions as the Bank may deem advisable and at such price as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Bank upon any such sale or sales, public or private, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived and released; and (i) exercise such other rights and remedies available to the Bank under the Indiana Uniform Commercial Code. In addition, in the event KRGLP or Kite Realty ceases to do business or becomes subject (voluntarily or involuntarily) to any type of insolvency, bankruptcy or rehabilitation proceeding or makes an assignment for the benefit of creditors, the Bank may, itself or through one or more nominees, at its option, takes the actions described in Sections 6(b)-(j) inclusive hereof. The Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of the Bank hereunder, including, without limitation, reasonable attorneys’ fees and legal expenses, to the payment in whole or in part of the Obligations, in such order as the Bank may elect, and the Pledgor shall remain liable for any deficiency remaining unpaid after such application, including, without limitation, all reasonable attorneys’ fees and costs of collecting such deficiency, and only after so paying over such Proceeds and after the payment by the Bank of any amount required by any provision of law, the Bank shall account for the surplus, if any, to the Pledgor. If the Pledgor is entitled to notice under applicable law, that requirement shall be met if the Bank sends notice at least seven (7) days prior to the date of sale, disposition or other event requiring notice, and such notice shall be deemed reasonably and properly given if mailed at least seven (7) days prior to such disposition, postage prepaid, addressed to the Pledgor at the address of the Pledgor set forth below. No notification need be given to the Pledgor if he has signed after an Event of Default a statement renouncing or modifying any right to notification of sale or any intended disposition.

7.            Limitations on Bank’s Duty. Bank shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral if it takes such action for that purpose as the Pledgor shall request in writing, but failure of the Bank to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure on the part of the Bank to preserve or protect any rights with respect to the Collateral against prior parties or to do any act with respect to preservation of the Collateral not so requested by the Pledgor shall be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. The Bank shall be accountable only for amounts that it actually receives as a result of the exercise of powers herein conferred, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act or any delay in acting, except for its own gross negligence or willful misconduct.

8.            Registration. If Bank exercises the right to sell any or all of the Collateral pursuant to this Pledge Agreement, the Pledgor agrees to use his best efforts, at the sole expense of Pledgor and without expense to the Bank, to obtain all necessary approvals or exemptions from relevant governmental authorities for the sale of the Collateral or any part thereof, including, without limitation, assistance in the preparation, submission and approval of any necessary registration statements under the state or federal securities laws. The Pledgor recognizes that Bank may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in applicable laws, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that the occurrence of any such private sale, in and of itself, shall not be deemed to have caused such sale to have been made in a commercially unreasonable manner. Bank shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit KRGLP or Kite Realty, as the case may be, to register such securities for public sale under applicable laws, even if KRGLP or Kite Realty, as the case may be, is required to do so or would agree to do so.

9.             Waiver; Amendment. All rights and remedies of the Bank expressed hereunder are in addition to all other rights and remedies possessed by it. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of the Bank permitted hereunder shall impair or affect the rights of the Bank in and to the Collateral. Notice of acceptance of this Pledge Agreement is hereby waived. None of the terms or provisions of this Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Pledgor and the Bank.

10.           Successors and Assigns. This Pledge Agreement shall be binding upon the Pledgor and his heirs, personal representatives, successors and assigns. This Pledge Agreement shall inure to the benefit of the Bank and its successors and assigns.

11.          General. This Pledge Agreement has been made and delivered at Indianapolis, Indiana, and shall be governed by the laws of the State of Indiana. Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge

Agreement shall be prohibited by or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement. The masculine pronoun when used herein shall include the neuter and the feminine and also the plural. Section headings are for ease of reference only and shall not govern interpretation of any provisions hereof. Any taxes resulting to Pledgor upon the redemption of the Units for the Stock or from the sale of the Collateral pursuant to this Pledge Agreement shall be the sole liability of Pledgor and Bank shall have no obligation resulting therefrom or in respect thereof.

12.           Waiver of Jury Trial.        To the full extent permitted by applicable law, Pledgor hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between Bank and Pledgor arising out of, in connection with, related to, or incidental to this Pledge Agreement.

Executed at Indianapolis, Indiana, on this 7th day of June, 2007.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE OF PLEDGOR

TO PLEDGE AGREEMENT (PARTNERSHIP UNITS)

PLEDGOR:
/s/ Alvin E. Kite, Jr.

Alvin E. Kite, Jr.

STATE OF INDIANA	)
) SS:
COUNTY OF Marion	)

Before me, a Notary Public in and for said County and State, personally appeared Alvin E. Kite, Jr., personally known to me, and acknowledged the execution of the foregoing as his own voluntary act and deed.

Witness my hand and Notarial Seal, this 5th day of June, 2007.

/s/ Stacey D. Teeters, Notary Public, State of Indiana No. 532283

Notary Public - Signature

Stacey D. Teeters

Notary Public - Printed

My Commission Expires:	My County of Residence:

April 14, 2012	Madison

ACCEPTANCE OF PLEDGE AGREEMENT (PARTNERSHIP UNITS)

Accepted this 7th day of June, 2007.

The Bank

By:	/s/ Kevin P. Murray

Printed Name:	Kevin P. Murray

Title:	Vice President

STATE OF OHIO	)
) SS:
COUNTY OF n/a	)

Before me, a Notary Public in and for said County and State, personally appeared Kevin P. Murray, known to be a Vice President of the Bank and acknowledged the execution of the foregoing for and on behalf of said national banking association.

Witness my hand and Notarial Seal, this 5th day of June, 2007.

/s/ Sandra Ann Patrick

Notary Public - Signature

Sandra Ann Patrick

Notary Public - Printed

My Commission Expires:	My County of Residence:

October 5, 2010	n/a

ACKNOWLEDGMENT AND CONSENT

THIS ACKNOWLEDGMENT AND CONSENT (the “Agreement”) is made and dated as of this 7th day of June, 2007, by and among KITE REALTY GROUP, L.P., a Delaware limited partnership (the “Partnership”), KITE REALTY GROUP TRUST, a Maryland real estate investment trust and the general partner of the Partnership (the “General Partner”), ALVIN E. KITE, JR., a resident of the State of Indiana (the “Pledgor”), and the Bank (the “Lender”).

RECITALS:

13.	The Pledgor is a limited partner in the Partnership.

14.           The Amended and Restated Agreement of Limited Partnership of Kite Realty Group, L.P. dated as of August 16, 2004, as amended and modified (the “Partnership Agreement”), authorizes the Pledgor to grant a bona fide security interest in his interests in the Partnership.

15.           The Pledgor represents that it is the borrower of a loan being made under that certain loan agreement, dated as of the date hereof, by and between Pledgor and the Lender (the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Partnership Agreement.

16.           The Pledgor desires to pledge and encumber all or a portion of his interests in the Partnership to and in favor of the Lender as security for the loan made to Pledgor by the Lender pursuant to the Loan Agreement, and to effect such pledge and encumbrance Pledgor has executed in favor of Lender a Pledge Agreement (Partnership Units), dated as of the date hereof (the “Pledge Agreement”).

17.           The Pledgor and the Lender desire to confirm with the Partnership and the General Partner the rights of the Lender to register ownership of the Pledgor’s interests in the Partnership in the name of the Lender or its nominee and certain other rights of the Lender

18.           The Partnership and the General Partner desire to provide their authorization and consent to the Pledgor to pledge and encumber all or a portion or the Pledgor’s interests in the Partnership in favor of the Lender.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements contained herein, and in order to induce the Lender to extend credit to the Pledgor in reliance upon this Agreement:

1.             The General Partner hereby certifies that a true and correct copy of the Partnership Agreement as in effect as of the date hereof is attached as Exhibit A hereto. The General Partner hereby certifies the Conversion Factor is, as of the date hereof, 1.0.

2.             The Partnership and the General Partner jointly and severally certify that the Pledgor is the registered owner of 805,891 Partnership Units (the “Pledgor Units”), which Pledgor Units are designated the Bank Pledged Units on the records of the Partnership, and that such Partnership Units are now redeemable in accordance with the terms of Section 8.6 of the Partnership Agreement.

3.             The Partnership and the General Partner hereby jointly and severally agree, acknowledge and consent to the grant of a security interest by the Pledgor to the Lender in the Pledgor Units pursuant to the Loan Agreement and the Pledge Agreement. The Partnership and the General Partner hereby jointly and severally agree that they will comply with instructions from the Lender with respect to the Pledgor Units and any Shares issued in respect thereof without further consent, instruction or direction by the Pledgor. The Partnership and the General Partner jointly and severally agree that, as requested by Pledgor, while this Agreement is in effect, they will not comply with any instructions of Pledgor with respect to the Pledgor Units and the Shares issued in respect thereof.

4.             The Partnership and the General Partner jointly and severally hereby acknowledge and agree that: (a) once this Agreement, together with all exhibits hereto, has been fully executed and delivered by the parties hereto and delivered to the Partnership, the pledge of, and the grant of a security interest in, the Pledgor Units will be recorded on the books of the Partnership; (b) the General Partner hereby approves and consents to the Pledgor’s pledge of, and grant of a security interest to the Lender in, the Pledgor Units; and (c) they will not require an opinion of counsel pursuant to Section 11.3(D) of the Partnership Agreement with respect to such pledge or grant of a security interest.

5.             The Partnership and the General Partner hereby jointly and severally acknowledge and agree that they have no reason to believe that the security interest granted by the Pledgor to the Lender in the Pledgor Units pursuant to the Pledge Agreement does not constitute a grant of a security interest in a “bona fide security transaction” for purposes of Section 11.3 of the Partnership Agreement.

6.             The Partnership and the General Partner hereby jointly and severally acknowledge and confirm that no written security interest in the Pledgor Units (other than the security interest of the Lender and security interests which have been previously released) has been received by or registered on the records of the Partnership.

7.             The Partnership and the General Partner hereby jointly and severally agree, and the Lender hereby agrees, that by virtue of holding a security interest in the Pledgor Units (a) the Lender does not and shall not become a Substituted Limited Partner under the Partnership Agreement and (b) the Lender does not and shall not undertake any obligations or liabilities of any nature whatsoever arising from the Partnership Agreement or pertaining to the organization, formation, creation, operation or conduct of the Partnership or of any of its Partners.

8.             The Partnership and the General Partner jointly and severally hereby acknowledge and agree that upon the execution and delivery to the Lender by the Pledgor of this Agreement, all exhibits and schedules hereto and thereto to which the Pledgor is a party, and a certification by the Lender that the Lender or its nominee is the lawful owner of the Pledged Units, the Pledgor will not, except as contemplated by Section 8.6(A) of the Partnership Agreement and Section 11 of this Agreement, be required to execute any other document or take any other action with respect to the redemption of the Pledgor Units in connection with the exercise of the Lender’s rights under this Agreement, and that the Lender will not be required to become a Substituted Limited Partner prior to exercising that Redemption Right.

9.             The Partnership and the General Partner hereby jointly and severally agree, upon written notice from the Lender, to make any and all distributions of Partnership property allocable to the Pledgor Units directly to the Lender. The Pledgor authorizes the General Partner and the Partnership to make distributions directly to the Lender pursuant to this Section 11 upon receipt of such notice, in lieu of making distributions to the Pledgor. The Lender acknowledges that such distributions will be subject to withholding, pursuant to any applicable terms of the Partnership Agreement. The Lender agrees that, until the foregoing notice is provided, the Partnership may make distributions directly to the Pledgor.

10.           The Partnership and the General Partner hereby jointly and severally agree that, except as contemplated by this Agreement, they will not register on the books of the Partnership any assignment, transfer or other disposition of the Pledgor Units, or any additional Partnership Units hereafter issued in respect of the Pledgor

Units, without the consent of the Lender. The Partnership and the General Partner hereby jointly and severally agree that if the Partnership issues any certificates for the Pledgor Units, it will deliver such certificates directly to the Lender.

11.           The Partnership and the General Partner hereby jointly and severally agree that upon delivery to the Partnership by the Lender of a certification by the Lender that the Lender or its nominee is the lawful owner of the Pledged Units or any additional Partnership Units hereafter issued in respect of the Pledgor Units, if requested by the Lender, the Partnership will register ownership of such Partnership Units in the name of the Lender or its nominee and the Lender or its nominee shall thereafter, among other rights, have the immediate right to redeem such Partnership Units in accordance with Section 8.6(A) of the Partnership Agreement, provided that any request for such redemption shall be made on the form of Notice of Redemption attached to the Partnership Agreement as Exhibit D (the “Notice of Redemption”), which shall be signed, at the discretion of the Lender, by the Lender or its nominee, and further provided that (a) if upon any such redemption, the General Partner elects to purchase the Pledgor Units for its own account pursuant to Section 8.6(B) of the Partnership Agreement, the purchase price payable by the General Partner on such redemption shall be paid directly to the Lender or its nominee, (b) if the General Partner does not so elect, the Partnership shall, with respect to the Shares Amount then payable pursuant to Section 8.6(B) of the Partnership Agreement, as directed in writing by the Lender or its nominee, issue such Shares in the name set forth in the Notice of Redemption and, deliver the shares as a physical certificate or electronically via Deposit/Withdrawal at Custodian (“DWAC”) to the address or account set forth in the Notice of Redemption and (c) if cash is paid in lieu of payment of the Shares Amount, make such cash payment directly to the Lender or its nominee. The Partnership, the General Partner, Pledgor and Lender agree that, notwithstanding the terms, conditions and provisions of the Partnership Agreement, if Lender or its nominee tenders a Notice of Redemption in accordance with Section 8.6(A) of the Partnership Agreement, for the purpose of the Partnership Agreement the “Specified Redemption Date” applicable to the redemption pursuant to such Redemption Notice shall mean the fifteenth Business Day after receipt by the General Partner of such Notice of Redemption or such shorter period as the General Partner, in its sole and absolute discretion may determine; provided that, if the Shares are not then Publicly Traded, the Specified Redemption Date means the thirtieth Business Day after receipt by the General Partner of such Notice of Redemption. The Partnership and the General Partner hereby jointly and severally acknowledge and agree that any Shares issued in accordance with this Section 11 to the Lender or its nominee will have been fully registered under the Exchange Act and the Securities Act, as provided in Section 8.6(B) of the Partnership Agreement, and that such Shares will not be subject to any contractual restriction imposed by the Partnership or the General Partner on the resale thereof.

12.           This Agreement and the terms and provisions hereof shall remain in full force and effect until the Lender sends a written notice to the Partnership or the General Partner that this Agreement has been released.

13.           The Lender hereby agrees that the Lender shall exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held by it simultaneously with the time at which the Lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to the Lender under Section 753 of the Code.

14.           In order to induce the Partnership and the General Partner to execute and deliver this Agreement and in consideration thereof, the Pledgor hereby agrees to indemnify and hold the Partnership and the General Partner, and their respective officers, directors, partners, employees and agents (collectively, the “Indemnified Persons”), harmless from and against any and all claims, losses, damages, liabilities and expenses (including reasonable legal fees and disbursements) which an Indemnified Person may incur which result from, are based upon or arise out of the pledge described herein, the action or inaction of the Partnership or the General Partner, the action or inaction of the Pledgor, and/or the action or inaction of the Lender, other than such liabilities and expenses which result from, are based upon or arise out of the willful misconduct or gross negligence of the Partnership or the General Partner. In no event shall the Partnership or the General Partner be held liable to the Pledgor for any payment made to the Lender or its designee in accordance with the provisions of this Agreement.

15.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Other than as outlined in Section 11 of this Agreement, this Agreement may not be amended, modified, cancelled or terminated without the prior written consent of the Partnership, the General Partner and the Lender.

This Agreement is entered into as of the date first set forth above.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

SIGNATURE PAGE OF PARTNERSHIP TO

ACKNOWLEDGMENT AND CONSENT

PARTNERSHIP:

Notice Address: 30 South Meridian Street, Suite 1100 Indianapolis, IN 46204	KITE REALTY GROUP, L.P., a Delaware limited partnership

By:	Kite Realty Group Trust, a Maryland real estate investment trust, its General Partner

By:

Printed Name:

Title:

SIGNATURE PAGE OF GENERAL PARTNER TO

ACKNOWLEDGMENT AND CONSENT

Notice Address: 30 South Meridian Street, Suite 1100 Indianapolis, IN 46204	GENERAL PARTNER

Kite Realty Group Trust, a Maryland real estate investment trust,

By:

Printed Name:

Title:

SIGNATURE PAGE OF PLEDGOR TO

ACKNOWLEDGMENT AND CONSENT

Notice Address: 30 South Meridian Street, Suite 1100 Indianapolis, IN 46204	PLEDGOR:

Alvin E. Kite, Jr.

SIGNATURE PAGE OF LENDER TO

ACKNOWLEDGMENT AND CONSENT

Notice Address: 127 Public Square city, state 44114	LENDER

THE BANK

By:

Printed Name:

Title: